Exhibit 99.1

Agreement in relation to the ESOP Shares

This agreement is entered into by and among the following parties as of May 13, 2025:

(i) Golden Stream Ltd, a company limited by shares incorporated in the British Virgin Islands (the “ESOP Platform”); (ii) Yong Zhang, as the sole director and sole shareholder of the ESOP Platform (the “Shareholder”), and (iii) Yong Zhang and Jiaxing Chang (each, a “Principal,” and collectively, the “Principals”, together with the ESOP Platform, the Shareholder, collectively, the “Parties”, and each, a Party).

WHEREAS, the ESOP Platform holds certain number of Class B ordinary shares of a par value of US$0.0000001 each of XChange TEC.INC (the “Shares”), an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), which represent the maximum number of Shares that can be issued under the Company’s 2024 and 2025 equity incentive plans (the “Plans”); and

WHEREAS, the Parties intend that any matters in relation to the voting and prior to the vesting of the Shares to the relevant Participant as such term is defined in the Plans, disposition of the Shares be decided by the Principals on a unanimous basis.

THEREFORE, the Parties hereby agree as follows:

1.1 The ESOP Platform hereby unconditionally undertakes, and the Shareholder shall procure the ESOP Platform, to act upon the instructions (the “Instructions”) of the Principals, which shall be determined pursuant to Section 1.2 hereof, in relation to the voting (including the right to consider and approve on the resolutions at the board and shareholders meeting of the Company) and prior to the vesting of the Shares to the relevant Participant as such term is defined in the Plans, the disposition of the Shares.

1.2 All Instructions shall be determined and decided by the Principals on a unanimous basis.

1.3 This agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, this agreement is executed effective as of the date first above written.

ESOP Platform
Golden Stream Ltd

By:	/s/ Yong Zhang
Name:	Yong Zhang
Position:	Director

Shareholder

By:	/s/ Yong Zhang
Name:	Yong Zhang

Principals

By:	/s/ Yong Zhang
Name:	Yong Zhang

By:	/s/ Jiaxing Chang
Name:	Jiaxing Chang